                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K



                               CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934.

     Date of Report (date of earliest event reported): September 3, 1999



                              USWEB CORPORATION
           (Exact name of Registrant as specified in its charter)


           Delaware                           000-23151                          87-0551650
(State or other jurisdiction of        (Commission File Number)       (I.R.S. Employer Identification
 Incorporation or organization)                                       Number)


                              410 TOWNSEND STREET
                           SAN FRANCISCO, CA  94107
          (Address of principal executive offices including Zip Code)

                                (415) 369-6700
             (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On September 3, 1999, USWeb Corporation, a Delaware corporation (the "Company"), completed the acquisition of substantially all of assets of Mitchell Madison Group. Further details are contained in the Company's press release dated September 7, 1999, attached as an exhibit hereto and incorporated by reference herein.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


     (a)  Financial Statements of Business Acquired.

                      Report of Independent Accountants


To the Members of
 Mitchell Madison Group LLC


   In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of cash flows and of invested capital present fairly, in all material respects, the financial position of Mitchell Madison Group, as defined in Note 1 to the financial statements (the "Company"), at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

New York, New York
September 1, 1999

                           MITCHELL MADISON GROUP
                           COMBINED BALANCE SHEETS
                               (In thousands)

                                                                                            December 31,
                                                                                     --------------------------      June 30,
                                                                                        1997            1998           1999
                                                                                     ----------      ----------     -----------
                                                                                                                    (unaudited)
ASSETS
Current Assets:
   Cash and cash equivalents                                                          $ 10,566        $ 18,328        $  7,025
   Accounts receivable, net of allowance of $52, $1,464
      and $2,315 (unaudited), respectively                                              26,123          30,755          29,206
   Prepaid expenses and other current assets                                             3,979           5,291           4,606
                                                                                      --------        --------        --------
        Total current assets                                                            40,668          54,374          40,837


Property and equipment, net                                                              4,264           6,362           6,884
Goodwill, net of accumulated amortization of $429, $664
   and $788 (unaudited), respectively                                                    2,782           2,547           2,423
Other non-current assets                                                                 1,724           1,180           1,710
                                                                                      --------        --------        --------
                                                                                      $ 49,438        $ 64,463        $ 51,854
                                                                                      ========        ========        ========
LIABILITIES AND INVESTED CAPITAL
Current Liabilities:
   Accounts payable                                                                   $  4,652        $  8,690        $  5,916
   Accrued expenses                                                                     21,578          24,019          22,014
   Deferred revenue                                                                          -           2,220           1,045
   Income taxes payable                                                                  2,296           6,356           6,105
   Lease obligation, current                                                               312             117              91
   Current portion of long-term debt                                                       460           2,109           2,124
                                                                                      --------        --------        --------
        Total current liabilities                                                       29,298          43,511          37,295

Long-term debt                                                                             250           4,088           9,030
Lease obligation, non-current                                                               92             160             144
Minority interest                                                                          (34)           (146)           (289)
                                                                                      --------        --------        --------
        Total liabilities                                                               29,606          47,613          46,180

Commitments and contingencies
   Invested capital                                                                     19,832          16,850           5,674
                                                                                      --------        --------        --------
                                                                                      $ 49,438        $ 64,463        $ 51,854
                                                                                      ========        ========        ========

                The accompanying notes are an integral part of
                     these combined financial statements.

                            MITCHELL MADISON GROUP
                       COMBINED STATEMENTS OF OPERATIONS
                                (In thousands)

                                                                    Years Ended December 31,        Six Months Ended June 30,
                                                             -------------------------------------  -------------------------
                                                                1996           1997        1998         1998        1999
                                                             ----------     ----------  ----------   ----------  ----------
                                                                                                           (unaudited)
Consulting fee revenues                                       $ 87,589       $141,692   $ 180,883     $ 83,980   $ 82,406
Cost of consulting services                                     42,335         91,850     122,963       57,929     63,318
                                                              --------       --------   ---------     --------   --------
Gross profit                                                    45,254         49,842      57,920       26,051     19,088
                                                              --------       --------   ---------     --------   --------
Operating expenses:
   Marketing sales and support                                  10,412         15,798      20,257        9,204      7,427
   General and administrative                                   29,191         36,170      44,933       18,440     20,350
   Amortization of intangibles                                     147            222         235          175        124
                                                              --------       --------   ---------     --------   --------
        Total operating expenses                                39,750         52,190      65,425       27,819     27,901
                                                              --------       --------   ---------     --------   --------
Income (loss) from operations                                    5,504         (2,348)     (7,505)      (1,768)    (8,813)

Interest and other income (expenses), net                          (75)           226         121          449        (58)
                                                              --------       --------   ---------     --------   --------
Income (loss) before income taxes                                5,429         (2,122)     (7,384)      (1,319)    (8,871)
Provision for income taxes                                         500          1,796       4,856        3,847      2,296
Minority interest                                                   17            216         112           (8)       143
                                                              --------       --------   ---------     --------   --------
        Net income (loss)                                     $  4,946       $ (3,702)  $ (12,128)    $ (5,174)  $(11,024)
                                                              ========       ========   =========     ========   ========

                The accompanying notes are an integral part of
                     these combined financial statements.

                            MITCHELL MADISON GROUP
                    COMBINED STATEMENTS OF INVESTED CAPITAL
                                (In thousands)

                                                             Accumulated
                                                                Other            Net Cash
                                                            Comprehensive      Distributions         Total        Comprehensive
                             Contributed      Retained          Income             by MMG          Invested          Income
                               Capital        Earnings          (Loss)             LLC(1)           Capital          (Loss)
                        ----------------     ---------      -------------     ------------      ----------      ------------
Balance, January 1, 1996      $10,290         $  1,882         $ (436)           $  (526)          $ 11,210

Net income                          -            4,946              -                  -              4,946         $  4,946
Net cash distributions
   by MMG LLC                       -                -              -              2,704              2,704                -
Foreign currency translation
   adjustment                       -                -          1,238                  -              1,238            1,238
                        ----------------    ----------     -------------       ------------      -----------     -------------

Total comprehensive income                                                                                          $  6,184
                                                                                                                 =============

Balance, December 31, 1996     10,290            6,828            802              2,178             20,098

Net loss                            -           (3,702)             -                  -             (3,702)          $ (3,702)
Net cash distributions
   by MMG LLC                       -                -              -              3,947              3,947                  -
Foreign currency translation
   adjustment                       -                -           (511)                 -               (511)              (511)
                           ----------       -----------     ----------        ----------          ----------         ----------

Total comprehensive loss
                                                                                                                      $ (4,213)
                                                                                                                    ===========

Balance, December 31, 1997    10,290              3,126            291             6,125              19,832

Net loss                           -            (12,128)             -                 -             (12,128)         $(12,128)
Net cash distributions
   by MMG LLC                      -                   -             -             9,259               9,259                 -
Foreign currency translation
   adjustment                      -                   -          (113)                -                (113)             (113)
                           ----------        -----------     ----------       ----------           ----------        ----------


Total comprehensive loss
                                                                                                                      $(12,241)
                                                                                                                    -----------

Balance, December 31, 1998    10,290            (9,002)             178          15,384               16,850

Net loss (unaudited)               -           (11,024)               -               -              (11,024)         $(11,024)
Net cash distributions
   by MMG LLC                      -                 -                -            (120)                (120)               -
   (unaudited)
Foreign currency translation
   adjustment (unaudited)          -                 -              (32)              -                  (32)              (32)
                          ----------       -----------        ----------     ----------            ----------        ----------

Total comprehensive loss
   (unaudited)
                                                                                                                      $(11,056)
                                                                                                                     ==========

Balance, June 30, 1999
   (unaudited)              $10,290           $(20,026)           $  146        $15,264              $  5,674
                         ==========         ===========       ==========     ==========             =========



(1) See Note 1.

                The accompanying notes are an integral part of
                     these combined financial statements.

                            MITCHELL MADISON GROUP
                       COMBINED STATEMENTS OF CASH FLOWS
                                (In thousands)


                                                            Years Ended December 31,                 Six Months Ended June 30,
                                                     ------------------------------------------      --------------------------
                                                       1996             1997           1998            1998             1999
                                                     ----------      ----------     -----------      ----------       ---------
                                                                                                            (unaudited)
Cash flows from operating activities:
  Net income (loss)                                    $ 4,946        $(3,702)       $(12,128)       $ (5,174)         $(11,024)

  Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities:
    Depreciation and amortization expense                1,308          2,396           2,255           1,313             1,395
    Provision for doubtful accounts                         34           (421)          1,412             610               851
    Income (loss) applicable to minority interest          (17)          (216)           (112)              8              (143)
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable        (7,886)        (6,807)         (6,044)        (21,213)              698
      (Increase) decrease in prepaid expenses and
       other assets                                     (1,739)        (1,567)         (1,312)             45               685
      Increase (decrease) in accounts payable            1,327          1,951           4,038             387            (2,774)
      Increase (decrease) in accrued expenses            7,250          9,311           2,441           9,961            (2,005)
      Increase  (decrease) in deferred revenue               -              -           2,220               -            (1,175)
      Increase (decrease) in income taxes payable          500          1,796           4,060           3,198              (251)
                                                       -------        -------        --------        --------          --------
        Net cash provided by
         (used in) operating activities                  5,723          2,741          (3,170)        (10,865)          (13,743)
                                                       -------        -------        --------        --------          --------

Cash flows from investing activities:
  Purchase of property and equipment                    (2,445)        (2,593)         (4,118)           (928)           (1,793)
  Cash used in acquisitions, net of cash acquired       (2,985)             -               -               -                 -
                                                       -------        -------        --------        --------          --------
        Net cash used in investing activities           (5,430)        (2,593)         (4,118)           (928)           (1,793)
                                                       -------        -------        --------        --------          --------

Cash flows from financing activities:
  Collection of loans from (repayment of loans
   on behalf of) members, net                            1,653            139             544            (143)             (530)
  Cash distributions by MMG LLC, net                     2,704          3,947           9,259           4,044              (120)
  Principal payments on capital Principal
   payments on capital leases                             (225)          (302)           (127)           (182)              (42)
  (Payments to) proceeds from A.T. Kearney                 685         (1,638)           (625)           (268)                -
  Borrowings (repayments) under
   revolving credit agreement                           (3,500)             -           6,000           3,000             5,000
  Repayment of long-term debt                           (1,969)          (268)              -               -                 -
  Proceeds from (repayments of) other loans, net             -             85             112             (10)              (43)
                                                       -------        -------        --------        --------          --------
        Net cash provided by (used in)
         financing activities                             (652)         1,963          15,163           6,441             4,265
                                                       -------        -------        --------        --------          --------
Effect of exchange rates on cash
   and cash equivalents                                  1,238           (511)           (113)           (885)              (32)
                                                       -------        -------        --------        --------          --------
        Net increase in cash and
         cash equivalents                                  879          1,600           7,762          (6,237)          (11,303)

Cash and cash equivalents at beginning of period         8,087          8,966          10,566          10,566            18,328
                                                       -------        -------        --------        --------          --------
Cash and cash equivalents at end of period             $ 8,966        $10,566        $ 18,328        $  4,329          $  7,025
                                                       =======        =======        ========        ========          ========
Supplemental cash flow disclosure:
   Cash paid for interest                              $   427        $   485        $    512        $    123          $    504
                                                       =======        =======        ========        ========          ========
   Cash paid for taxes                                 $ 1,005        $   103        $    796        $    649          $  2,547
                                                       =======        =======        ========        ========          ========

                The accompanying notes are an integral part of
                     these combined financial statements.

                            MITCHELL MADISON GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                (In thousands)

Note 1 - ORGANIZATION:

The Company

   Mitchell Madison Group ("the Company") is engaged in the business of providing consulting services, including risk management, technology management, business strategy and organizational effectiveness, to a variety of clients conducting business primarily in the financial services industry.

   The Company consists of a ninety-nine percent (99%) interest in Mitchell Madison Group (Del.) LLC ("MMG Del.") and its ninety-nine percent (99%) owned operating subsidiary Mitchell Madison Group ("MMG US") and a one-hundred percent (100%) interest in Mitchell Madison Group Limited, and Mitchell Madison Group U.K. Holding Limited including its eight operating subsidiaries, Mitchell Madison Group U.K. Limited ("MMG UK Ltd."), Mitchell Madison Group SNC, Mitchell Madison Group GmbH, Mitchell Madison Group (Australia) (Pty.) Limited, Mitchell Madison Consulting Company, Mitchell Madison Group S.L., Mitchell Madison Group (Switzerland) GmbH and Mitchell Madison Group S.A. (Pty.) Ltd. The Company is wholly owned by Mitchell Madison Group LLC ("MMG LLC"), a Cayman Islands exempted company. The individual owners of MMG LLC ("MMG LLC Members") are also employees of the Company. One percent (1%) of both MMG Del. and MMG US is ultimately owned by an individual who is also a MMG LLC Member.

   On July 30,1999, MMG LLC entered into an Asset Purchase Agreement (the "Agreement") with USWeb Corporation ("USWeb") pursuant to which USWeb agreed to purchase the net assets of the Company, excluding certain assets and obligations, in exchange for 7,200 shares of USWeb common stock and a cash payment of $10,000. An additional 7,200 of shares will be issued over a two-year period to MMG LLG Members who remain as employees of USWeb during that two-year period.

   Invested capital includes accumulated equity as well as net amounts due to MMG LLC and two entities not being acquired by USWeb, International Sourcing Services ("ISS") and Hudson Charles Group LLC ("HCG LLC") resulting from cash transfers and other intercompany activity. USWeb will not assume net amounts due to MMG LLC, ISS and HCG LLC as a result of these cash transfers and other intercompany activity in accordance with the asset purchase agreement.

NOTE 2 - Significant Accounting Policies:

Basis of presentation and use of estimates

   The assets, liabilities and results of operations of the Company were included in the historical consolidated financial statements of MMG LLC. The accompanying combined financial statements and related notes have been prepared from MMG LLC's historical accounting records and reflect the combined historical financial position, results of operations and cash flows of the Company. These financial statements are not necessarily indicative of results that would have occurred if the Company had been a separate stand-alone entity during the periods presented or of future results of the Company.

   The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires, among other things, the use of management's estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates. The significant estimates that affect the financial statements include but are not limited to, doubtful accounts, realizability of advances to MMG LLC Members and employees and recoverability of long-term assets such as goodwill.

                            MITCHELL MADISON GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (Continued)
                                (In thousands)

Principles of combination

   The combined financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany transactions with combined entities have been eliminated. The minority interest balances represent the minority member's proportionate share (1%) of the deficiency of both MMG Del. and MMG US at the end of each period presented.

Fair value of financial instruments and concentration of credit risk

   The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturities. The carrying amount of the Company's debt obligations approximate the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations.

   Two of the Company's clients accounted for approximately 18% and 17% of the Company's consulting fee revenues for the year ended December 31, 1996. None of the Company's clients accounted for 10% or more of the Company's consulting fee revenues for the years ended December 31, 1997 and 1998.

   Three clients accounted for 22%, 15% and 12% and two clients accounted for 11% and 10% of the Company's consulting fees receivable balance at December 31, 1996 and 1997, respectively. None of the Company's clients accounted for 10% or more of the Company's consulting fees receivable balance at December 31, 1998.

Unaudited interim financial statements

   The financial statements for the six-month periods ended June 30, 1998 and 1999 and as of June 30, 1999 are unaudited but have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial statements and accordingly do not include all disclosures required by GAAP for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

Revenue recognition

   The Company derives its revenues primarily from consulting service agreements (both fixed-price and time-and-materials agreements). Revenues on time-and-material agreements are recognized as costs are incurred. Revenues on fixed price agreements are recognized over the period of the arrangement using the percentage of completion method using labor hours incurred as the measure of progress towards completion.

Cash and cash equivalents

   Investments with original maturities of three months or less are considered to be cash equivalents. The carrying amount of such investments approximates fair value.

Goodwill

   The cost of acquired businesses in excess of the fair value of the tangible assets and liabilities acquired ("goodwill") is amortized using the straightline method over estimated lives of up to 15 years. For the years ended December 31, 1996, 1997 and 1998 amortization expense related to goodwill was $147, $222 and $235, respectively.

                            MITCHELL MADISON GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (Continued)
                                (In thousands)

Depreciation and amortization

   Property and equipment owned by the Company is depreciated principally using the straight-line method over the estimated useful life of the assets, which generally range from three to seven years. Leasehold improvements are amortized over the service life of the improvement. Assets recorded under capital leases are amortized over the shorter of lease terms or useful lives under methods that are consistent with the Company's depreciation policy for owned assets.

Income taxes

   No provision has been made in the financial statements for U.S. federal state or local income taxes. As a Delaware Limited Liability Company, MMG Del. is treated as a partnership for income tax purposes and is not subject to income tax in the U.S. The tax effect of MMG Del.'s activities flow to and are the responsibility of MMG Del.'s members. MMG Del. is subject to certain other state and city taxes that are charged to operations as incurred. The Company has made provision for non-U.S. income taxes of $500, $1,796 and $4,856 for the years ended December 31, 1996, 1997 and 1998, respectively. As stated in the Agreement, the majority of the tax liabilities of the Company will not be assumed by USWeb.

Foreign currency translation

   The Company's foreign businesses' assets and liabilities are translated at exchange rates in effect at the balance sheet date, while results of operations are translated at average exchange rates for the respective period. The resulting translation gains and losses are included as part of MMG LLC's equity investment.

Accounting for impairments

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company reviews long-lived assets and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Any impairment loss on such assets, as well as long-lived assets to be disposed of, is measured as the amount by which the carrying value of its assets exceeds the fair value of the assets less disposal cost, if applicable.

Comprehensive income

   During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." The Company's only items of other comprehensive income are foreign currency translation gains and losses.

Segment information

   During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for management. Under this definition the Company operated in a single segment, the provision of consulting services, for all years presented.

                            MITCHELL MADISON GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (Continued)
                                (In thousands)

Recent accounting pronouncements

   In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize and amortize specific costs. The Company does not expect the adoption of this standard to have a material effect on the Company's financial position or results of operation.

   In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up activities". SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. SOP 98-5 requires costs of start up activities and organization costs to be expensed as occurred. The adoption of this standard will result in approximately $436 of start-up costs being expensed in 1999.

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing accounting standards. SFAS No. 133 requires that all derivatives be recognized in the balance sheet at their fair market value and the corresponding derivative gains or losses be either reported in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect to such derivatives. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"). SFAS No. 137 deferred the effective date until the first quarter ending June 30, 2000. The Company will adopt SFAS No. 133 in its quarter ending June 30, 2000 and does not expect the adoption of this pronouncement to have a material impact on its financial condition or results of operations.

NOTE 3 - PROPERTY AND EQUIPMENT:

   Property and equipment consists of the following:

                                                                   December 31,
                                                        ----------------------------------
                                                           1997                    1998
                                                        ----------              ----------
   Computers and office equipment                         $4,215                 $ 5,559
   Leasehold improvements                                  1,595                   3,679
   Furniture and fixtures                                  1,721                   2,411
                                                          ------                 -------
                                                           7,531                  11,649
      Less -  Accumulated depreciation and amortization    3,267                   5,287
                                                          ------                 -------
                                                          $4,264                 $ 6,362
                                                          ======                 =======

   Depreciation expense, including capitalized lease amortization, was $1,161, $1,647 and $2,020 for the years ended December 31, 1996, 1997 and 1998, respectively.

   Property and equipment at year end include the following amounts for capitalized leases:

                            MITCHELL MADISON GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (Continued)
                                (In thousands)

                                                                   December 31,
                                                        ----------------------------------
                                                           1997                    1998
                                                        ----------              ----------
   Computers and office equipment                         $  744                 $   805
   Furniture and fixtures                                    265                     436
                                                          ------                 -------
                                                           1,009                   1,241
      Less - Accumulated depreciation and amortization       636                   1,193
                                                          ------                 -------
                                                          $  373                 $    48
                                                          ======                 =======

   Amortization expense related to capital leases was $240, $309 and $557 for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 4 - DEBT:

   The components of debt are as follows:

                                                                   December 31,
                                                        ----------------------------------
                                                           1997                    1998
                                                        ----------              ----------
   PNC Bank revolving credit agreement                    $    -                 $ 6,000
   A.T. Kearney note payable                                 625                       -
   Other loans                                                85                     197
                                                          ------                 -------
                                                             710                   6,197
   Less - Current portion                                    460                   2,109
                                                          ------                 -------
            Total long-term debt                          $  250                 $ 4,088
                                                          ======                 =======

   Estimated principal payments due on total debt outstanding at December 31, 1998 are as follows:

   1999                                                                          $ 2,109
   2000                                                                            3,983
   2001                                                                               78
   2002                                                                               27
                                                                                 -------
      Total                                                                      $ 6,197
                                                                                 =======

   In October 1998, the Company, together with MMG LLC and certain other subsidiary companies of MMG LLC (collectively "MMG"), entered into a new $20,000 revolving credit agreement (the "Revolver"), as amended, with PNC Bank National Association ("PNC Bank") which extends through September 9, 2000, and which replaces the prior credit agreement with PNC Bank. Under the terms of the Revolver, interest is charged on outstanding loans using the Federal Funds Effective Rate or LIBOR, as selected by MMG, plus margins of 1/2% and 1 1/2%, respectively. Amounts outstanding in the form of Letters of Credit are charged an annual rate of 1 1/2%. Upon execution of the Revolver, MMG US paid a one-time underwriting and agency fee of $335. Under the terms of the Revolver, MMG US pays an annual agency fee of $35 and an annual commitment fee of three-tenths of 1% on the unused portion of the Revolver. The amount outstanding under the Revolver at December 31, 1998 was $6,000. In addition, approximately $8,000 of the Revolver at December 31, 1998 was used for a Letter of Credit in connection with the security required for the Company's New York office.

                            MITCHELL MADISON GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (Continued)
                                (In thousands)

   The terms of the Revolver require that MMG must abide by certain covenants including, among others, maintaining defined levels of net worth, maintaining certain financial ratios, and limiting payments of dividends and related distributions. MMG also grants PNC Bank a continuing security interest in certain of its assets.

NOTE 5 - OPERATING LEASE COMMITMENTS:

   The Company is subject to operating lease commitments for office space and certain computer equipment. The leases expire at various dates through 2008. Operating lease expenses totaled $1,495, $3,326 and $4,954 for occupancy and $440, $1,472 and $1,397 for equipment for the years ended December 31, 1996, 1997 and 1998, respectively. Future minimum lease payments under operating leases are as follows:

                         Occupancy      Equipment
                         ---------      ---------

   1999                   $11,072         $2,289
   2000                    10,911          1,975
   2001                    10,633          1,226
   2002                    10,335            394
   2003                     7,262             76
   Thereafter              36,037              -
                          -------         ------
       Total              $86,250         $5,960
                          =======         ======

NOTE 6 - BENEFIT PLANS:

   MMG US maintains a 401(k) defined contribution plan whereby employees may contribute up to 20% of their compensation annually (subject to limitations established by ERISA). Additionally, MMG US may, at its discretion, make matching contributions to the 401(k) defined contribution plan on behalf of employees. Contributions made by MMG US vest after one year. MMG US made no discretionary contributions to the 401(k) defined contribution plan in 1996, 1997, or 1998.

   MMG US also maintains a Money Purchase Plan (the "MP Plan"), a defined contribution plan covering all full-time employees and certain management level employees with whom MMG US has employment agreements (see Note 7). All employees become eligible to participate in the MP Plan within 45 days of joining MMG US. Under the MP Plan, MMG US contributes to each participant's account 7.7% of the participant's compensation in the case of employees not under employment contracts and approximately 13.33% of the participant's compensation in the case of employees under employment contracts (subject to limitations established by ERISA). For the years ended December 31, 1996, 1997 and 1998, MMG US recorded compensation charges of $1,780, $2,760 and $4,013, respectively, related to its contribution liability under the MP Plan.

   MMG UK Ltd. also maintains a benefit plan similar to the MP Plan (the "MMG UK Pension Scheme") for employees of MMG UK Ltd. For the years ended December 31, 1996, 1997 and 1998, MMG UK Ltd. recorded compensation charges of $252, $548 and $663, respectively, related to its contribution liability under the MMG UK Pension Scheme.

                            MITCHELL MADISON GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (Continued)
                                (In thousands)

NOTE 7 - COMMITMENTS AND CONTINGENCIES:

Employment agreements

   The Company maintains employment agreements with certain management level employees. The employment agreements provide for the payment of minimum compensation levels. The employment agreements also define incentive bonuses in excess of the minimum compensation levels which are contingent upon the Company's performance and which may be paid at the Company's discretion. Under these agreements, the Company has recorded compensation expense of approximately $1,915, $3,338 and $2,487 in incentive bonuses for the years ended December 31, 1996, 1997 and 1998, respectively. The employment agreements also provide for additional discretionary incentive bonuses, subject to certain conditions, which upon approval could be paid in future years. No provision has been made for these potential future incentive bonuses at December 31, 1997 or 1998.

Settlement costs

   The Company is involved in various claims in connection with departures of MMG LLC Members. The Company does not believe that it is a party to any proceedings at the present time that could have a material adverse effect on the business, financial position, results of operations or cash flows of the Company. This opinion is based on considerations including the status of present settlement terms and costs.

   Costs related to the settlement of claims in connection with the departure of MMG LLC Members were $2,340 in 1998. Future settlement costs over a period of up to six years in connection with the departure of MMG LLC Members are expected to be approximately $2,300. As part of the Agreement, USWeb is not assuming the liabilities associated with the settlement of such claims.

NOTE 8 - RELATED PARTY TRANSACTIONS:

   Several of the entities maintain agreements with each other which allow for the borrowing of consultants (at rates approximating market) for engagements which are outside the country of the entities' local billing office. Various advances are also made between the entities. Intercompany advances generally bear interest at the prime rate as defined by the Federal Reserve Board. All intercompany charges (including interest) between the entities have been eliminated in combination.

   In December 1995, MMG US loaned $3,589 to MMG LLC Members. Interest on the outstanding principal amount of these loans is assessed based on an annual rate of 12%. Loans receivable from MMG LLC Members at December 31, 1997 and 1998 were $1,724 and $1,180, respectively. MMG US expects to collect the remaining loans outstanding from MMG LLC Members over a five-year period.

   The Company received consulting fees of $2,805 and $4,836 in 1997 and 1998, respectively, from Global Sourcing Services LLC, a 50% owned joint venture of MMG LLC.

                            MITCHELL MADISON GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (Continued)
                                (In thousands)

NOTE 9 - OPERATIONS BY GEOGRAPHIC AREA:

                                                                  Year ended or at December 31,
                                                  ----------------------------------------------------------
                                                     1996                    1997                    1998
                                                  ----------              ----------              ----------
Revenue:
   United States                                   $55,004                $ 76,512                $122,125
   International                                    32,585                  65,180                  58,758
                                                   -------                --------                --------
                                                   $87,589                $141,692                $180,883
                                                   =======                ========                ========
Long-Lived Assets:
   United States                                   $ 3,993                $  4,271                $  5,147
   International                                     4,717                   4,499                   4,942
                                                   -------                --------                --------
                                                   $ 8,710                $  8,770                $ 10,089
                                                   =======                ========                ========

NOTE 10 - SUPPLEMENTAL FINANCIAL DATA:

   Accrued expenses at year end includes the following:

                                                                                  December 31,
                                                                   -----------------------------------------
                                                                      1997                           1998
                                                                   ----------                     ----------
Accrued compensation and other employee benefits                    $ 7,538                        $ 8,646
Accrued bonuses                                                       3,523                          6,522
Accrued legal and professional fees                                   2,838                          1,148
Payroll and VAT taxes payable                                         1,850                          1,898
Other                                                                 5,829                          5,805
                                                                    -------                        -------
                                                                    $21,578                        $24,019
                                                                    =======                        =======

Item 7(b)

                              USWEB CORPORATION

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                (In thousands)

The following unaudited pro forma condensed combined balance sheet gives effect to the acquisition of Mitchell Madison Group ("MMG") by USWeb Corporation ("USWeb/CKS" or the "Company") in a transaction accounted for as a purchase business combination in accordance with Accounting Principles Board Opinion No. 16 ("Business Combination") as if it occurred on June 30, 1999 (the "Acquisition"). The Acquisition was consummated on September 3, 1999; accordingly the results of operations subsequent to June 30, 1999 will reflect the allocation of the final purchase price. Under the purchase method of accounting, the recognized purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the Acquisition date.

The accompanying unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of USWeb/CKS as of June 30, 1999 with the unaudited consolidated balance sheet of MMG as of the same date.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized had USWeb/CKS and MMG been a combined company during the specified periods.



                                                                                   MMG
                                                                USWeb/CKS          ---          Pro Forma            Pro Forma
                                                              June 30, 1999   June 30, 1999    Adjustments            Combined
                                                              -------------   -------------    -----------            --------
                               ASSETS
                               ------
Current assets:
  Cash and cash equivalents.................................     $  46,658        $ 7,025        $(10,000)      C     $  43,683
  Short-term investments....................................        35,981                                               35,981
  Accounts receivable, net..................................       137,890         29,206                               167,096
  Other current assets......................................        12,653          4,606          (2,808)      A        14,451
  Deferred income taxes.....................................           637              -               -                   637
                                                                 ---------        -------        --------             ---------
     Total current assets...................................       233,819         40,837         (12,808)              261,848
Property and equipment, net.................................        26,589          6,884                                33,473
Intangible assets, net......................................       198,899          2,423         210,446       B       411,768
Deferred income taxes and other assets......................        18,896          1,710          (1,710)               18,896
                                                                 ---------        -------        --------             ---------
                                                                 $ 478,203        $51,854        $195,928             $ 725,985
                                                                 =========        =======        ========             =========

                                  LIABILITIES
                                  -----------

Current liabilities:
  Accounts payable..........................................     $  48,863        $ 5,916        $      -             $  54,779
  Accrued expenses..........................................        68,027         22,014          19,956   A,D,G       109,997
  Deferred revenue..........................................         7,834          1,045                                 8,879
  Income taxes payable......................................         2,528          6,105          (3,894)      A         4,739
  Borrowings and lease obligations, current.................         3,076          2,215           9,030       K        14,321
                                                                 ---------        -------        --------   -----     ---------
     Total current liabilities..............................       130,328         37,295          25,092               192,715
Lease obligations, non-current..............................         2,721            144                                 2,865
Long-term debt..............................................                        9,030          (9,030)      K             -
Minority interest...........................................             -           (289)            289       G             -
                                                                 ---------        -------        --------             ---------
                                                                   133,049         46,180          16,351               195,580
                                                                 ---------        -------        --------             ---------

Stockholders' equity........................................
  Common stock..............................................            72                              7       B            79
  Additional paid-in capital................................       666,500                        185,244     B,F       851,744
  Accumulated deficit.......................................      (321,418)                                            (321,418)
  MMG's invested capital....................................             -          5,674          (5,674)      E             -
                                                                 ---------        -------        --------             ---------
     Total stockholders' equity.............................       345,154          5,674         179,577               530,405
                                                                 ---------        -------        --------             ---------
                                                                 $ 478,203        $51,854        $195,928             $ 725,985
                                                                 =========        =======        ========             =========


    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                               USWEB CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   (In thousands, except per share amounts)


The following unaudited pro forma condensed combined statements of operations combine the Company's operating results for the year ended December 31, 1998 and six month period ended June 30, 1999 with MMG's operating results for the same periods to reflect the Acquisition as if it occurred on January 1, 1998.


                                                                                    Six months ended June 30, 1999
                                                                      ---------------------------------------------------------
                                                                      USWeb/CKS      MMG            Pro Forma         Pro Forma
                                                                                                   Adjustments         Combined
                                                                      ------------------           -----------         --------

Revenues............................................................   $185,078    $ 82,406          $      -         $ 267,484
                                                                       --------    --------          --------         ---------
Cost of revenues:
  Services..........................................................    115,111      63,318                             178,429
  Provision for (recovery of) loss on contract......................     (4,491)                                         (4,491)
  Stock compensation................................................      9,171           -            34,176   H        43,347
                                                                       --------    --------          --------         ---------
     Total cost of revenues.........................................    119,791      63,318            34,176           217,285
                                                                       --------    --------          --------         ---------
Gross profit........................................................     65,287      19,088           (34,176)           50,199
                                                                       --------    --------          --------         ---------

Operating expenses:
  Marketing, sales and support......................................     18,069       7,427                              25,496
  General and administrative........................................     30,933      20,350                              51,283
  Acquired in-process technology....................................      2,212                                           2,212
  Stock compensation................................................     18,668                         8,544   H        27,212
  Amortization of intangible assets.................................     64,887         124            20,910   I        85,921
  Merger and integration costs......................................      5,316           -                               5,316
                                                                       --------    --------          --------         ---------
     Total operating expenses.......................................    140,085      27,901            29,454           197,440
                                                                       --------    --------          --------         ---------
Loss from operations................................................    (74,798)     (8,813)          (63,630)         (147,241)
Interest income (expense), net......................................      1,921         (58)                -             1,863
                                                                       --------    --------          --------         ---------

Loss before income taxes............................................    (72,877)     (8,871)          (63,630)         (145,378)
Provision for income taxes..........................................      1,371       2,296                               3,667
Minority interest...................................................          -         143              (143)  G             -
                                                                       --------    --------          --------         ---------

Net loss............................................................   $(74,248)   $(11,024)         $(63,773)        $(149,045)
                                                                       ========    ========          ========         =========

Net loss per share:
  Basic and diluted.................................................     $(1.02)                                         $(1.84)
                                                                       ========                                       =========
  Weighted average shares outstanding...............................     72,648                                 J        80,802
                                                                       ========                                       =========




    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                               USWEB CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                                    Year Ended December 31, 1998
                                                                      --------------------------------------------------------
                                                                      USWeb/CKS      MMG          Pro Forma          Pro Forma
                                                                                                 Adjustments         Combined
                                                                      ------------------         -----------         --------

Revenues.........................................................     $ 228,600    $180,883        $       -         $ 409,483
                                                                      ---------    --------        ---------         ---------
Cost of revenues:
  Services.......................................................       146,251     122,963                            269,214
  Provision for (recovery of) loss on contract...................         9,994                                          9,994
  Stock compensation.............................................        13,037           -           68,353   H        81,390
                                                                      ---------    --------        ---------         ---------
     Total cost of revenues......................................       169,282     122,963           68,353           360,598
                                                                      ---------    --------        ---------         ---------
Gross profit.....................................................        59,318      57,920          (68,353)           48,885
                                                                      ---------    --------        ---------         ---------
Operating expenses:
  Marketing, sales and support...................................        27,761      20,257                             48,018
  General and administrative.....................................        44,694      44,933                             89,627
  Acquired in-process technology.................................        25,508                                         25,508
  Stock compensation.............................................        31,760                       17,088   H        48,848
  Amortization of intangible assets..............................        74,538         235           41,819   I       116,592
  Merger and integration costs...................................        28,822                                         28,822
  Impairment of goodwill.........................................        11,079           -                -            11,079
                                                                      ---------    --------        ---------         ---------
     Total operating expenses....................................       244,162      65,425           58,907           368,494
                                                                      ---------    --------        ---------         ---------
Loss from operations.............................................      (184,844)     (7,505)        (127,260)         (319,609)
Interest income, net.............................................         4,302         121                -             4,423
                                                                      ---------    --------        ---------         ---------

Loss before income taxes.........................................      (180,542)     (7,384)        (127,260)         (315,186)
Provision for income taxes.......................................         7,739       4,856                             12,595
Minority interest................................................             -         112             (112)  G             -
                                                                      ---------    --------        ---------         ---------
Net loss.........................................................     $(188,281)   $(12,128)       $(127,372)        $(327,781)
                                                                      =========    ========        =========         =========


Net loss per share:
  Basic and diluted..............................................        $(3.07)                                        $(4.03)
                                                                      =========                                      =========
  Weighted average shares outstanding............................        61,329                                J        81,328
                                                                      =========                                      =========





    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                               USWEB CORPORATION

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                      (In thousands, except share amounts)


Note 1 - Pro Forma Adjustments and Assumptions

On September 3, 1999, USWeb/CKS acquired MMG for a total consideration of approximately $217,867, comprising $10,000 in cash, 7,210,160 shares of the Company's common stock valued at $170,882, warrants to purchase 1,666,500 shares of USWeb/CKS common stock issued to financial advisors valued at $14,369 and other acquisition costs aggregating approximately $22,616 (see (D) below). The acquisition agreement also provides for additional payments of up to 7,210,160 shares of the Company's common stock payable over a two-year period to those former MMG partners ("Members") who remain employees of the combined entity during that period. The Acquisition has been accounted for as a purchase business combination and, accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the acquisition date.

The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:

(A) To record assets and obligations to be excluded from the Acquisition in accordance with the acquisition agreement.

(B) To allocate the purchase price to the fair value of the acquired assets and liabilities of MMG at June 30, 1999. This adjustment is for illustrative pro forma purposes only. Actual fair values will be based on financial information as of the acquisition date (September 3, 1999). Assuming the transaction had occurred on June 30,1999, the allocation would have been as follows:


        Fair value of assets acquired and
         liabilities assumed                              $  7,421
        Workforce-in-place                                  63,600
        Customer list                                        9,000
        Goodwill                                           137,846
                                                          --------
                                                          $217,867
                                                          --------

     Valuation of the intangible assets acquired was determined by an independent third-party appraiser and consists of workforce-in-place and customer list. The excess of purchase price over tangible and identifiable intangible assets acquired and liabilities assumed has been recorded as goodwill.

(C)  To reflect cash payment of $10,000 for the acquisition of MMG.


(D) To record the accrual of estimated costs resulting from the Acquisition. It is anticipated that USWeb/CKS will incur charges related to the business combination with MMG currently estimated to be $22.6 million. These charges include direct transaction costs, primarily for financial advisory and legal fees, and costs associated with exiting certain activities of MMG and involuntary termination benefits to certain MMG employees. The estimated charge is reflected in the unaudited pro forma condensed combined balance sheet and it is being amortized as part of goodwill in the unaudited pro forma consolidated statements of operations over its estimated life of 60 months. This charge is a preliminary estimate only and is subject to change.

     Estimated transaction, merger and integration costs include the following:


        Merger Costs:
          Financial advisory fees                         $ 9,516
          Legal and accounting professional fees            1,850
          Financial printer fees                              500
          Various filing fees                                 250
        Integration Costs:
          Lease termination cost                            6,500
          Write off of fixed cost                           1,000
          Severance and retention                           2,000
          Other                                             1,000
                                                          -------
              Total                                       $22,616


     Actual amounts ultimately incurred could differ from estimated amounts due to the actual time incurred by professional advisors, including attorneys and accountants, as well as negotiations between the Company and its vendors, including landlords.

(E)  To eliminate MMG's historical invested capital.

(F) To reflect the issuance of the Company's common stock and warrants for the acquisition of MMG.

(G) To eliminate 1% minority interest as a result of the purchase of 100% of MMG's capital ownership.

(H) To record stock compensation charge related to the issuance of up to 7,210,160 additional shares of the Company's common stock payable on the first and the second closing date anniversaries. This charge is being amortized over its vesting period of 24 months and is allocated between cost of revenues and operating expenses based upon Members classification.

(I) To record amortization expense of intangible assets resulted from the purchase business combination of MMG as if the business combination had occurred on January 1, 1998 at the estimated useful lives between 5 to 7 years.

(J) Pro forma weighted average number of shares include common stock issued to MMG at the consummation of the Acquisition as well as the number of additional shares issuable to MMG Members who remain in the employment of USWeb/CKS at the first and second closing date anniversaries assuming that the acquisition took place on January 1, 1998.

(K) To reflect the assumption of MMG's borrowings by the Company resulting into the conversion of those debts from long-term to current.

Exhibit Number         Description
--------------         -----------
2.1(A)                 Asset Purchase Agreement by and among Mitchell Madison
                       Group, L.L.C., USWeb Corporation and USWeb Acquisition
                       Corporation 137.

2.2(B) Amendment No. 1 to the Asset Purchase Agreement by and among Mitchell Madison Group, L.L.C., USWeb Corporation and USWeb Acquisition Corporation 137.


99.1(B)                USWeb Corporation Press Release, dated September 7, 1999.

--------------------

(A) Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

(B) Incorporated by reference from the Company's Current Report on Form 8-K filed September 17, 1999.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 12, 1999              USWEB CORPORATION


                                      By:  /S/  CAROLYN V. AVER
                                           ----------------------
                                           Carolyn V. Aver
                                           Executive Vice President,
                                           Chief Financial Officer and Secretary

                                 EXHIBIT INDEX

Exhibit Number         Description
--------------         -----------
2.1 (A)                Asset Purchase Agreement by and among Mitchell Madison
                       Group, L.L.C., USWeb Corporation and USWeb Acquisition
                       Corporation 137.

2.2 (B) Amendment No. 1 to the Asset Purchase Agreement by and among Mitchell Madison Group, L.L.C., USWeb Corporation and USWeb Acquisition Corporation 137.

99.1(B)                USWeb Corporation Press Release, dated September 7, 1999.

-------------------

(A) Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.
(B) Incorporated by reference from the Company's Current Report on Form 8-K filed September 17, 1999.